                                    March 28, 2001

To the Board of Directors and Shareholders
Factual Data Corp.
Loveland, Colorado

We have audited the  consolidated  financial  statements as of December 31, 2000 and for each of the two years in the period ended December 31, 2000, included in your annual report on Form 10-KSB to the Securities and Exchange  Commission and
have issued our report thereon dated March 28, 2001. Note 2 to such consolidated financial  statements  contains a description  of your adoption  during the year ended  December  31, 2000 of a change in  accounting  principle  with respect to assessing  intangible  assets  using a  discounted  cash flow  approach.  In our judgment,  such  change  is to  an  alternative  accounting  principle  that  is preferable under the circumstances.

                                /s/Ehrhardt Keefe Steiner & Hottman PC
                                   Ehrhardt Keefe Steiner & Hottman PC
                                   Denver, Colorado